Exhibit 23.3

Consent of Independent Auditors

The Board of Managers and Members
Boaz Energy II, LLC:

We consent to the use of our reports on the statement of revenues and direct operating expenses of the Memorial Underlying Properties for the period from January 1, 2016 to June 14, 2016 and the statement of revenues and direct operating expenses of the Memorial Acquired Properties for the period from January 1, 2016 to June 14, 2016 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas
April 16, 2018